UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of The Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person

   Hendershot, Ingrid R.
   11321 Trenton Court
   Bristow VA  20136

2. Issuer Name and Ticker or Trading Symbol
   The Dessauer Global Equity Fund (DGE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   March 31, 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.   |4.Securities Acquired (A)         |5.Amount of       |6.Ownership|7.Nature of Indirect  |
                             |Transaction |  or Disposed of (D)              |  Securities      |  Form:    |  Beneficial Ownership|
                             |Date  |Code |  (Instr. 3, 4 and 5)             |  Beneficially    |  Direct(D)|  (Instr. 4)          |
                             |      |(Ins-|                  | A/|           |  Owned at        |  or       |                      |
                             |      | tr. |    Amount        | D |    Price  |  End of Issues   |  Indirect |                      |
                             |      | 8)  |                  |   |           |  Fiscal Year     |  (I)      |                      |
                             |      |     |                  |   |           |  Instr. 3 and 4) |  (Instr.  |                      |
                             |      |     |                  |   |           |                  |   4)      |                      |
___________________________________________________________________________________________________________________________________|
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                             |      |     |                  |   |           |                  |           |                      |
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                             |      |     |                  |   |           |                  |           |                      |
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

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
              (e.g. puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________|
1.Title of  |2.Conversion |3.Transac- |4.Transac-|5.Number of |6.Date     |7.Title and |8.Price of|9.Number  |10.Owner- |11.Nature |
  Derivative|  or Exercise|  tion Date|  tion    |  Derivative|  Exercis- |  Amount of |  Deriva- |   of     |   ship   |   of In- |
  Security  |  Price of   |  (Month/  |  Code    |  Securities|  able and |  Underlying|  tive    |   Deriva-|   Form of|   direct |
  (Instr. 3)|  Derivative |   Day/    |  (Instr. |  Acquired  |  Expirat- |  Securities|  Secur-  |   tive   |   Deriv- |   Benef- |
            |  Security   |   Year)   |   8)     |  (A) or    |  ion Date |  (Inst. 3  |  ity     |   Secur- |   ative  |   icially|
                                                 |  Disposed  |  (Month/  |   and 4)   |  (Instr. |   ities  |   Secur- |   owner- |
                                                 |  of (D)    |  Day/Year)|            |   5)     |   Benefi-|   ity:   |   ship)  |
                                                 |  (Instr.3, |                                   |   cially |   Direct |   (Instr.|
                                                 |   4 and 5) |                                   |   Owned  |   (D) or |    4)    |
                                                                                                  |   at End |   Indir- |          |
                                                                                                  |   of Year|   ect (I)|          |
                                                                                                  |   (Instr.|   (Instr.|          |
                                                                                                  |    4)    |    4)    |          |
                                                                                 ---------------------------------------------------
                                                     (A) (D)   Date Exer-   Title/Amount
                                                               cisable       or Number
                                                               Expira-       of Shares
                                                               Date
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
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

Explanation  of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually  signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                               /s/ Ingrid R. Hendershot         August 24, 1999
                               ------------------------         ---------------
                               Ingrid R. Hendershot                  Date